Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

July 11, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GroveWare Technologies Ltd.

Toronto, Ontario, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-8, Registration Statement Under the Securities Act of 1933, filed by GroveWare Technologies Ltd. of our report dated August 16, 2011, relating to the financial statements of ePhoto Image, Inc., as of and for the years ending April 30, 2011 and 2010 and for the period from September 30, 2007 (date of inception) to April 30, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan